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                                                                   EXHIBIT 10.60



                                 LOAN AGREEMENT

                               CORIXA CORPORATION

                                       AND

                                   BNP PARIBAS

                                 August 3, 2001


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                                 LOAN AGREEMENT

     THIS LOAN AGREEMENT (this "Agreement") is made as of August 3, 2001 by and between CORIXA CORPORATION, a Delaware corporation (the "Borrower"), and BNP PARIBAS, a French banking corporation acting through its San Francisco Branch (the "Bank").

     The Borrower and the Bank hereby agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

     SECTION 1.1. DEFINITIONAL PROVISIONS.

          (a) Capitalized terms used in this Agreement and defined in Exhibit A hereto, which Exhibit A is attached to this Agreement and by this reference made a part hereof, shall have the respective meanings specified in such Exhibit A.

          (b) All terms defined in Exhibit A shall have such defined meanings when used in any Loan Document unless otherwise defined in such other document or certificate.

          (c) All accounting terms not specifically defined in this Agreement or in Exhibit A hereto shall be construed in accordance with generally accepted accounting principles as in effect in the United States of America.

                                   ARTICLE 2.
                                      LOAN

     SECTION 2.1. COMMITMENT.

     The Bank hereby agrees, on the terms and subject to the conditions of this Agreement, to loan to the Borrower an aggregate principal amount of up to Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "Loan"). During the Availability Period, the Bank will make a maximum of four (4) Disbursements to the Borrower subject to the conditions set forth in Section 2.2, Section 2.10 and Section 4.2. The obligation of the Borrower to repay the Loan and to pay interest and all other costs and charges payable hereunder will be evidenced by a promissory note in the form of Exhibit B (the "Note") dated as of the Closing Date and payable to the order of the Bank.

     SECTION 2.2. DISBURSEMENTS.

     The Borrower shall submit a written request, in the form attached hereto as Exhibit C or such other form provided from time to time by the Bank to the Borrower or a telephonic request to the Bank (provided that such telephonic request is confirmed in a written notice by the Borrower to the Bank on the same Business Day), for each Disbursement (the "Initial Notice") not later than 10:00 am (San Francisco time) on the third (3rd) Business Day prior to the desired funding date in the case of any borrowing consisting of a Eurodollar Rate Loan Portion, and not later than 10:00 am (San Francisco time) on the desired funding date in the case of any

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borrowing consisting of a Prime Rate Loan Portion. The minimum amount for any
Loan Portion shall be One Million Dollars ($1,000,000), provided however, that
(i) the last Disbursement may equal the remaining available commitment under the Loan and (ii) a Loan Portion may be less than $1,000,000 in order to permit the scheduled repayment by the Borrower of principal on a Principal Payment Date without incurring Funding Losses (but such Loan Portion may not be less than the amount of such scheduled principal repayment amount). No Disbursement shall be made after the expiration of the Availability Period. No Disbursement shall be made unless and until the Borrower has timely complied with the provisions of this Section 2.2, Section 2.10 and Section 4.2 hereinbelow.

     SECTION 2.3. INTEREST RATE.

          (a) The Loan shall bear interest, and the Borrower shall pay interest on, the outstanding principal balance with respect to any portion of the Loan which is a Eurodollar Rate Loan Portion, at a rate per annum on such Eurodollar Rate Loan Portion equal (at all times during each applicable Interest Period) to the Reserve Adjusted Eurodollar Rate for the applicable Interest Period plus the Applicable Margin until the end of the applicable Interest Period; and

          (b) The Loan shall bear interest, and the Borrower shall pay interest on, the outstanding principal balance with respect to each portion of such Loan which is not a Eurodollar Rate Loan Portion, at a rate per annum on each such Loan Portion equal to the Prime Rate, until the Maturity Date.

          (c) Computations of interest on the Eurodollar Rate Loan Portion will be on the basis of a 360 day year, for actual days elapsed with respect to interest accruing. Computations of all other interest will be on the basis of a 365 day or 366 day year, as the case may be, for actual days elapsed with respect to interest accruing.

     SECTION 2.4. CONVERSION AND CONTINUATION.

          (a) The Borrower may elect by written notice in the form attached hereto as Exhibit D (the "Election Notice") given to the Bank:

               (i) by not later than 10:00 am (San Francisco time) on the third Business Day prior to the expiration of the Interest Period for any Eurodollar Rate Loan Portion, to continue such Loan Portion or any part thereof as a Eurodollar Rate Loan Portion for the next succeeding Interest Period. In the absence of a timely and effective Election Notice to continue the applicable Loan Portion as a Eurodollar Rate Loan Portion, the Borrower shall be deemed to have elected to convert such Eurodollar Rate Loan Portion to a Prime Rate Loan Portion, effective as of the last day of the preceding Interest Period;

               (ii) by not later than 10:00 am (San Francisco time) on the third Business Day prior to the proposed date for the conversion of a Prime Rate Loan Portion or any part thereof to a Eurodollar Rate Loan Portion, to convert such Prime Rate Loan Portion or any part thereof to a Eurodollar Rate Loan Portion.

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Notwithstanding anything herein to the contrary, if a Default or an Event of
Default has occurred and is continuing, then the Borrower shall have no right to give an Election Notice, and the Bank may ignore any attempt by the Borrower to give an Election Notice.

          (b) An Election Notice with respect to any Eurodollar Rate Loan Portion shall contain the following information:

              (i) the dollar amount which is to be continued as, or converted to, a Eurodollar Rate Loan Portion; and

              (ii) the duration of new Interest Period.

Notwithstanding anything herein to the contrary, the outstanding Loan balance may not at any time be comprised of more than five (5) Eurodollar Rate Loan Portions at the same time without the Bank's consent, which shall be in the Bank's sole and absolute discretion. Once received by the Bank, any Initial Notice or Election Notice will be irrevocable for the applicable Eurodollar Rate Loan Portion for the applicable Interest Period.

     SECTION 2.5. FUNDING LOSSES.

     If the Borrower fails to draw down, to continue or to convert to, a Eurodollar Rate Loan Portion after giving an Initial Notice or Election Notice with respect thereto, the Borrower agrees to reimburse the Bank for its expenses, funding losses and loss of anticipated profits due to such failure. The Borrower and the Bank hereby agree that such expenses, funding losses and loss of anticipated profits shall equal the sum of:

          (a) (i) the principal amount of each such Eurodollar Rate Loan Portion, (ii) times number of days between the date of failure to draw down, continue or convert and the last day in the applicable Interest Period divided by 360, (iii) times the applicable Interest Differential; plus

          (b) all reasonable actual out-of-pocket expenses (other than those taken into account in the calculation of the Interest Differential) incurred by the Bank (excluding allocations of any expense internal to the Bank) and attributable to such failure to continue or convert.

Notwithstanding the foregoing, no reimbursement shall be payable (and no credit or rebate shall be required) if the sum of the foregoing clauses (a) and (b) is not a positive number.

     SECTION 2.6. USE OF PROCEEDS.

     The proceeds of the Loan shall be used by the Borrower for general corporate purposes, which may include, among other purposes, construction, expansion or improvements to a vivarium.

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     SECTION 2.7. PAYMENTS.

          (a) Interest only shall be payable on each Interest Payment Date during the period commencing on the date of the initial Disbursement and continuing through and including the Availability Termination Date.

          (b) The principal amount of the Loan shall be payable in sixteen (16) equal consecutive quarterly installments of principal (each installment being in an amount sufficient to amortize the outstanding principal balance of the Loan over a period of sixteen (16) quarters); i.e., each installment of principal shall be equal to 6.25 % of the principal balance of the Loan on the Availability Termination Date, payable quarterly on dates to be agreed at the time of each Disbursement (each, a "Principal Payment Date") commencing approximately three months after each Disbursement and continuing until the Maturity Date, on which date the Borrower shall make a final payment in an amount equal to the then unpaid principal of the Loan and all unpaid and accrued interest thereon. With each installment of principal payable in accordance herewith, the Borrower shall pay interest which has accrued at the Prime Rate. Interest which has accrued at the Reserve Adjusted Eurodollar Rate shall be payable on each Interest Payment Date applicable to each Eurodollar Rate Loan Portion.

          (c) The Borrower shall make all payments hereunder in U.S. Dollars and in immediately available funds via electronic transfer to the Federal Reserve Bank of New York, ABA Number 026007689, for account of BNP Paribas SF, account number 14334000176, Reference: Corixa. Payments not made prior to 12:00 noon (San Francisco time) on the date of payment will be deemed paid on the next Business Day. Payments which are due on a day which is not a Business Day will be payable on the next Business Day, with interest to accrue to such date of payment, provided that, with respect to any payment of principal or interest relating to a Eurodollar Rate Loan Portion, if the next succeeding Business Day is in the next Payment Period, such payment shall be made on the next preceding Business Day. All payments hereunder and under the Note shall be made without setoff or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement or the Note, as the case may be.

          (d) Any installment of interest only or of principal and interest paid more than five (5) days late or any other amount payable hereunder which is not paid when due, will bear (and the Borrower shall pay) interest (to the extent permitted by law) from such due date until such unpaid amount has been paid in full (whether before or after judgment) at a rate per annum equal to two percent (2.0%) in excess of the rate then applicable to each Loan Portion until the end of any Interest Period then applicable to such Loan Portion and thereafter at a rate per annum equal to two percent (2.0%) in excess of the Prime Rate ("Default Rate").

     SECTION 2.8.  FEES.

     In partial consideration for the Bank making the Loan to the Borrower, the Borrower shall pay to Bank during the Availability Period a commitment fee ("Commitment Fee") computed for each day at a rate equal to 0.50% per annum on the actual daily amount of the undisbursed portion of the Loan, with such Commitment Fee to be due and payable, in arrears, on the last Business Day of each calendar month and on the Availability Termination Date.

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     SECTION 2.9. PREPAYMENTS.

     Subject to this Section 2.9, the Borrower may, upon three (3) Business Days' prior notice to the Bank, prepay the outstanding amount of the Loan in whole or in part. In the event that the Borrower prepays or is required to prepay any Eurodollar Rate Loan Portion, the Borrower agrees to reimburse the Bank for its expenses, funding losses and loss of anticipated profits due to such prepayment or failure to draw. The Borrower and the Bank hereby agree that such expenses, funding losses and loss of anticipated profits shall equal the sum of:

          (a) (i) The principal amount of each such Eurodollar Rate Loan Portion, (ii) times number of days between the date of prepayment and the last day in the applicable Interest Period divided by 360, (iii) times the applicable Interest Differential; plus

          (b) All reasonable actual out-of-pocket expenses (other than those taken into account in the calculation of the Interest Differential) incurred by the Bank (excluding allocations of any expense internal to the Bank) and reasonably attributable to such payment or prepayment (collectively, the "Funding Losses").

Notwithstanding the foregoing, no prepayment fee shall be payable (and no credit or rebate shall be required) if the Funding Losses is not a positive number.

The Loan is not in a nature of a revolving loan; therefore, amounts prepaid or repaid under the Note may not be reborrowed.

     SECTION 2.10. CERTIFICATES OF DEPOSIT.

     (a) SECURITY INTEREST. The Borrower shall maintain at all times as security for the Borrower Obligations one or more Certificate(s) of Deposit issued by the Bank to the Borrower, which Certificate(s) of Deposit shall at all times be in an aggregate face amount at least equal to the principal amount of all outstanding Loans. The Borrower hereby irrevocably grants to the Bank a continuing security interest in each Certificate of Deposit to secure the Borrower Obligations. Upon the occurrence and during the continuation of an Event of Default, the Bank may, in its discretion, without notice, demand or presentment to the Borrower, all of which is expressly waived by the Borrower, liquidate or otherwise terminate any Certificate(s) of Deposit and apply the proceeds thereof to the payment of any amount then due in respect of any Borrower Obligation (including any amount due by virtue of acceleration of any obligation); provided that the Bank shall promptly notify the Borrower following any such liquidation or termination. Each Certificate of Deposit shall be non-transferable (except for the security interest held by the Bank), shall indicate on its face that the Bank holds a security interest therein, and shall be physically retained by the Bank. The Borrower shall take such actions as may be deemed necessary or appropriate in the judgment of the Bank to maintain and to perfect (and to continue the perfection of) the Bank's security interest in the Certificate(s) of Deposit, including the filing of financing statements. The Borrower shall not create or permit to exist any lien, security interest or claim of any type with respect to the Certificate(s) of Deposit other than the Bank's security interest, and the Borrower shall take any action requested by the Bank to protect and

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defend the Bank's first priority, perfected security interest in the
Certificate(s) of Deposit against the claims of any other person.

     (b) DISBURSEMENTS. Prior to each Disbursement during the Availability Period, the Borrower shall obtain one or more Certificate(s) of Deposit in an aggregate principal amount equal to the amount of such Disbursement. If a Disbursement consists of a single Prime Rate Loan Portion, the Borrower will obtain a single Certificate of Deposit having a term of one, three, six or twelve months, as elected by the Borrower. If the Disbursement consists of one or more Eurodollar Rate Loan Portions, the Borrower will obtain a single Certificate of Deposit for each Loan Portion having a term at least as long as the Interest Period of each such Eurodollar Rate Loan Portion. If the Disbursement consists of a Prime Rate Loan Portion and one or more Eurodollar Rate Loan Portions, the Borrower will obtain a Certificate of Deposit having a term of one, three, six or twelve months, as elected by the Borrower, with respect to the Prime Rate Loan Portion, and a Certificate of Deposit for each Loan Portion having a term equal to the Interest Period of each such Eurodollar Rate Loan Portion, with respect to each Eurodollar Rate Loan Portion.

     (c) ROLL-OVERS. In connection with each conversion or continuation of a Loan Portion as provided in Section 2.4, the Bank shall, without further notice, request or direction of any kind by the Borrower, convert or continue the Certificate(s) of Deposit applicable to such Loan Portion as follows:

          (i) If the Loan Portion resulting from the conversion or continuation is a Prime Rate Loan Portion, the applicable Certificate of Deposit shall have a term of one, three, six or twelve months, as designated by the Borrower in the applicable Election Notice, provided that the applicable Certificate of Deposit may have a maturity date which matches a Principal Payment Date, and provided further that if the Borrower shall not designate a Certificate of Deposit term in an Election Notice, the term of the applicable Certificate of Deposit shall be one year.

          (ii) If the Loan Portion resulting from the conversion or continuation is a Eurodollar Rate Loan Portion, the applicable Certificate of Deposit shall have a term equal to the Interest Period of such Eurodollar Rate Loan Portion.

Upon the maturity date of any Certificate of Deposit applicable to a Prime Rate Loan Portion, such Certificate of Deposit shall be automatically extended for any additional period of twelve months, unless the Borrower shall designate a term of one, three or six months by written notice delivered to the Bank not less than three Business Days prior to such maturity. Notwithstanding any other provision of this Agreement, no Certificate of Deposit shall have a maturity date later than the Maturity Date for the Loan.

     (d) INTEREST. Each Certificate of Deposit shall bear a rate of interest to be determined by the Bank which is no less favorable than other time certificates of deposit of like amount and tenor issued by the Bank to similarly situated depositors. The Bank shall promptly notify the Borrower of each such rate of interest. Interest shall be payable upon the maturity (or upon the

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liquidation or termination) of each Certificate of Deposit, provided that interest shall be payable not less frequently than quarterly, and provided further that, at the election of the Bank, interest may not be paid (but shall accrue) following the occurrence and during the continuation of any Event of Default. Upon any prepayment, liquidation or other termination of any Certificate of Deposit prior to its stated maturity (including, without limitation, prepayment, liquidation or other termination resulting from acceleration of all or part of the Loans), the Borrower shall pay to the Bank such prepayment penalties or charges as are provided in the applicable Certificate of Deposit, or, if no such penalties or charges are specified, then an amount (but only if such amount is positive) equal to (i) the amount of the prepayment, (ii) times the number of days from the prepayment to the maturity date of the Certificate of Deposit, (iii) divided by 360, (iv) times the difference between the interest rate applicable to such Certificate of Deposit and the interest rate which the Bank would offer as of the date of prepayment for a certificate of deposit of like term and amount.

     (e) CROSS-COLLATERALIZATION. The Bank's security interest in the Certificate(s) of Deposit shall secure all Bank Obligations, whether incurred under this Agreement or in connection with any other loan or credit facility made or provided by the Bank to the Borrower and whether now existing or hereafter created or incurred.

     SECTION 2.11. INDEMNIFICATION: INCREASED COSTS.

     If after the date of this Agreement the Bank reasonably determines that any Regulatory Change, or compliance by the Bank with any request or directive (whether or not having the force of law) of any governmental authority, central bank or comparable agency charged with the interpretation or administration of any applicable law, rule or regulation which is effective or issued after the date hereof:

          (a) Subjects the Bank to any tax, duty or other charge with respect to the Loan or the Note, or changes the basis of taxation of payments to the Bank of the principal of or interest on the Loan or any other amounts due under this Agreement in respect of the Loan except for changes in the rate of tax on the overall net income of the Bank imposed by any jurisdiction or any franchise tax applicable to its lending office imposed by the State of California or the jurisdictions in which the Bank's principal executive office or applicable lending office is located) (such non-excluded amounts, "Taxes"); or

          (b) Imposes, modifies or deems applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit, liquidity, capital maintenance, capital adequacy, capital ratio (including, but without limitation thereto, any request by or requirement of any regulatory body or official which affects the manner in which the Bank allocates capital resources to its obligations hereunder); for the account of, or credit extended by, the Bank or imposes on the Bank any other condition affecting the Loan, or the Note; and the result of any of the foregoing is to (A) impose a cost on or increase the cost to the Bank of making or maintaining the Loan, or (B) cause an increase in any capital requirement arising out of the making or maintenance of the Loan or any obligation to the Borrower hereunder or, (C) reduce the amount of any sum received or receivable by the Bank under this Agreement or under the Note, by an amount deemed by the

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Bank to be material, then, within fifteen (15) days after demand by the Bank, the Borrower shall pay for the account of the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction as such cost or reduction is incurred by the Bank. If the Bank makes any claim for compensation under this Section 2.11, the Borrower may immediately elect by written notice (or telephonic notice confirmed as soon as practicable in writing) to the Bank to prepay the Loan (but subject to payment of any other amounts due under Section 2.9 and this Section 2.11, including any increased cost or reduction incurred through the date of such prepayment or conversion). The Bank shall promptly notify the Borrower in writing and in reasonable detail of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section 2.11. The Bank shall provide to the Borrower a certificate claiming compensation under this
Section 2.11, setting forth the additional amount or amounts to be paid to it hereunder and showing in reasonable detail the Bank's calculation thereof which shall be presumed to be correct. In determining such amount, the Bank may use any reasonable averaging and attribution methods. The Bank shall exercise reasonable efforts to promptly provide the Borrower with notice of the imposition, or overtly threatened exercise of, any Regulatory Change set forth in this Section 2.11 of which the Bank has actual knowledge, provided, however, that the failure by the Bank to so provide such notice will not relieve the Borrower of any of its obligations hereunder.

The Bank agrees that it will use reasonable efforts to reduce or eliminate any claim for compensation pursuant to this Section 2.11, including designating a different lending office for the Loans, if such designation will avoid the need for or reduce the amount of any such compensation, provided that the Bank will not be obligated to take any actions that would, in the sole opinion of the Bank, be disadvantageous to the Bank in any material respect (it being understood that the incurrence of any unreimbursed cost or expense by the Bank that would not have been incurred but for such action is material).

     SECTION 2.12. CHANGE IN LEGALITY.

          (a) In the event that at any time the Bank shall have reasonably determined (which determination shall be presumed to be correct until the contrary shall have been established) that by reason of a change in any law or regulation or in the interpretation thereof by any governmental authority charged with the interpretation thereof affecting the Bank or the Eurodollar market and applicable to any Eurodollar Rate Loan Portion, the making or continuation of a loan at the applicable Reserve Adjusted Eurodollar Rate plus the Applicable Margin has become unlawful, the Bank shall forthwith give written notice (or telephonic notice, confirmed as soon as practicable in writing) to the Borrower and the obligation of the Bank to make or maintain such Eurodollar Rate Portion at the applicable Reserve Adjusted Eurodollar Rate plus the Applicable Margin shall terminate and the Borrower shall forthwith upon receipt of notice of such determination prepay such Eurodollar Rate Loan Portion without premium or penalty (subject to Section 2.9), together with all interest accrued on the amount prepaid to the date of prepayment. A certificate, setting forth
(x) each event which the Bank shall have determined makes the continuation of such Eurodollar Rate Loan Portion unlawful and (y) any additional amounts payable by the Borrower under Sections 2.9 (and the basis therefor and the Bank's computation thereof) upon prepayment of such Eurodollar Rate Loan Portion, shall be furnished to the Borrower by the Bank and shall be presumed correct absent manifest error.

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          (b) In the event that the Borrower is obligated to prepay a Eurodollar
Rate Loan Portion pursuant to clause (a) of this Section 2.12, the Borrower shall have the right, upon written notice (or telephonic notice confirmed as soon as practicable in writing) to the Bank, in lieu of such prepayment, to elect to convert such Eurodollar Rate Portion to a Prime Rate Loan Portion, effective on the date on which such prepayment would otherwise be required to have been made, provided that on the effective date of conversion the Borrower also shall pay all interest accrued on the amount converted to the date of conversion and such additional amounts, if any, payable by the Borrower under
Section 2.9, as specified in the certificate furnished by the Borrower pursuant to said clause (a).

          (c) In the event that on the date for determining the Reserve Adjusted Eurodollar Rate to be paid by the Borrower in respect of any Interest Period, the Bank reasonably determines in good faith (which determination will be conclusive and binding on the Borrower) that by reason of circumstances affecting the London interbank Eurodollar market, either Eurodollar rates are not offered in the London interbank Eurodollar market or adequate and fair means do not exist for ascertaining the Reserve Adjusted Eurodollar Rate for such Interest Period, the Bank shall promptly give to the Borrower telephonic notice (confirmed as soon as practicable in writing) of such determination. During the existence of such circumstances, any existing Eurodollar Rate Loan Portion in respect of which such circumstances exist will convert to a Prime Rate Loan Portion at the end of the applicable Interest Period.

                                   ARTICLE 3.
                         REPRESENTATIONS AND WARRANTIES

     The Borrower hereby represents and warrants to the Bank that:

     SECTION 3.1. ORGANIZATION.

     Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; Borrower has the power to own its assets, to transact the business in which it is presently engaged and is duly qualified and in good standing in each jurisdiction in which the failure to qualify to do business would materially adversely affect its financial condition and business operations.

     SECTION 3.2. POWER, AUTHORITY, CONSENTS.

          (a) Borrower has the requisite corporate power to execute, deliver and to perform its obligations under the Loan Documents.

          (b) Borrower has the requisite corporate power to borrow hereunder and has taken all necessary corporate action to authorize the borrowing hereunder on the terms and conditions of this Agreement.

          (c) Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents.

          (d) No consent or approval of any Person, no waiver of any Lien or right of distraint or other similar right and no consent, license, approval, authorization or declaration of any governmental authority, bureau or agency is or will be required in connection with the execution and delivery of the Loan Documents by Borrower, or the performance by Borrower of its obligations thereunder or the validity, enforcement or priority of the Loan Documents, or any Lien created and granted thereunder, except such consents as have been obtained and copies of which have been delivered to the Bank.

     SECTION 3.3. NO VIOLATION OF LAW OR AGREEMENTS.

     The execution and delivery of the Loan Documents and the performance by Borrower of its obligations thereunder, will not violate any provision of law and will not conflict with or result in a breach of any order, writ, injunction, ordinance, resolution, decree, or other similar document or instrument of any court or governmental authority, bureau or agency, domestic or foreign, Borrower's charter or bylaws or create (with or without the giving of notice or lapse of time, or both) a default under or breach of any agreement, bond, note or indenture to which Borrower is a party, or by which it is bound or any of its properties or assets is affected, or result in the imposition of any Lien of any nature whatsoever upon any of the properties or assets owned by or used in connection with the business of Borrower.

     SECTION 3.4. DUE EXECUTION, VALIDITY, ENFORCEABILITY.

     This Agreement and each of the other Loan Documents has been, or upon the execution and delivery thereof, will be, duly executed and delivered by Borrower, and each constitutes, or, upon the execution and delivery thereof, will constitute, the valid and legally binding obligation of Borrower, enforceable in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, or other similar laws or equitable principles relating to the enforcement of creditors' rights generally.

     SECTION 3.5. JUDGMENTS, ACTIONS, PROCEEDINGS.

     There are no outstanding judgments, actions (including, without limitation, derivative actions), suits or proceedings pending before any court or governmental authority, bureau or agency, or, to the best of the Borrower's knowledge, threatened against or affecting Borrower, having a claim or amount in controversy that exceeds $1,000,000 in the aggregate at any one time.

     SECTION 3.6. NO DEFAULTS, COMPLIANCE WITH LAWS.

     Borrower is not in material default under any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party or by which it is bound, or its charter documents or bylaws, or any other agreement or other instrument by which any of the properties or assets owned by it or used in the conduct of its business is affected or evidencing, guaranteeing or relating to any outstanding indebtedness, liability or obligation for borrowed money or lease obligations, which default could have a material adverse effect on the business, operations, financial condition or properties of Borrower, or on Borrower's ability to perform its

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obligations under the Loan Documents. Borrower has complied and is in compliance in all material respects with all applicable laws, ordinances and regulations, the non-compliance with which could have a material adverse effect on the business, operations, financial condition or properties of Borrower, or on the ability of Borrower to perform its obligations under the Loan Documents.

     SECTION 3.7. NO MATERIALLY ADVERSE CONTRACTS, ETC.

     Borrower is not subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has, or is expected in the judgment of the Borrower to have, a materially adverse effect on the business, assets or financial condition of the Borrower. Borrower is not a party to any contract or agreement that has or is expected, in the judgment of the Borrower, to have any materially adverse effect on the business of the Borrower.

     SECTION 3.8. FINANCIAL STATEMENTS.

          (a) Borrower has furnished to the Bank its most recent audited Financial Statements and all subsequent unaudited Financial Statements which are available to the public. Each of the Financial Statements is correct and complete in all material respects and presents fairly the financial condition of the Borrower, at its date or for the respective period, and has been prepared in accordance with generally accepted accounting principles.

          (b) As of the date of such Financial Statements, the Borrower had no material obligation, liability or commitment, direct or contingent, which was not reflected in the Financial Statements or in any notes thereto in accordance with generally accepted accounting principles.

          (c) There has been no material adverse change in the financial position or operations of the Borrower since the date of the Financial Statement for the fiscal year ending December 31, 2000.

          (d) The Borrower's fiscal year is the twelve (12) month period ending on December 31 in each year.

     SECTION 3.9. TITLE TO PROPERTIES; LEASES.

     Except as disclosed in the footnotes to the Financial Statements, Borrower owns all of the assets reflected in the most recent balance sheet or acquired since that date (except property and assets leased, sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, ordinary or capital leases, conditional sales agreements, title retention agreements, liens or other encumbrances other than Permitted Liens.

     SECTION 3.10. LIENS.

     The Liens which have been or will be created and granted by the Loan Documents upon the execution and delivery thereof constitute, or will constitute upon such execution and delivery, valid first priority Liens on the properties and assets covered by the Loan Documents, subject to no other liens.

     SECTION 3.11. PATENTS, COPYRIGHTS, LICENSES, ETC.

     To the best of its knowledge, the Borrower owns or has a valid right to use all patents, copyrights, trademarks, trade names, licenses, franchises, and rights in respect of the foregoing (collectively the "Intellectual Property Rights") adequate for the conduct of its business substantially as now conducted without conflict with any rights of others, and there are no suits or claims for infringement with respect to the Intellectual Property Rights.

     SECTION 3.12. TAX RETURNS.

          (a) The Borrower has filed all federal and state income tax returns and all other tax returns, reports, and declarations required by law to be filed by it and has not failed to pay any taxes, or interest and penalties relating thereto, on or before the due dates thereof except for returns, taxes, interest or penalties with respect to which it has duly filed extensions or is contesting the validity thereof by appropriate legal proceedings diligently conducted in good faith. Borrower has not received any notice of any audits of the federal income tax returns of the Borrower and has no knowledge of any pending audits.

          (b) Except to the extent that reserves therefor are reflected in the Financial Statements, (i) there are no material federal, state or local tax liabilities of the Borrower due or to become due for any tax year ended on or prior to the date of the most recent balance sheet included in the Financial Statements, whether incurred in respect of or measured by the income of such entity, which are not properly reflected in such balance sheet, and (ii) there are no material claims pending or, to the knowledge of the Borrower proposed or threatened against the Borrower for past federal, state or local taxes.

     SECTION 3.13. REGULATION U; MARGIN STOCK.

     No part of the proceeds received by the Borrower from the Loan will be used directly or indirectly for the purpose of purchasing or carrying, or for payment in full or in part of indebtedness which was incurred for the purposes of purchasing or carrying, any margin stock as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter H,
Part 221. The Borrower does not own margin stock which would, in the aggregate, constitute a substantial part of the assets of the Borrower.

     SECTION 3.14. FULL DISCLOSURE.

     Neither the Financial Statements nor any certificate, opinion, or any other statement made or furnished in writing to Bank by or on behalf of the Borrower in connection with this Agreement or the transactions contemplated herein, contains any statement of a material fact that, in light of the circumstances under which it was made, is untrue, or omits to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.15. ERISA.

          (a) None of the Borrower or any of its Affiliates has pension or other employee benefit plans which are subject to the provisions of Title IV of ERISA (any such plans which have been or may hereafter be adopted or assumed by the Borrower are hereinafter referred to individually as a "Plan" and, collectively, as the "Plans"). In connection with the Plans, Borrower does not have, or know of any likely event which will give rise to, any direct or contingent material liabilities of the Borrower to the Pension Benefit Guaranty Corporation ("PBGC"), the Department of Labor or the Internal Revenue Service ("IRS").

          (b) None of the Borrower or any of its Affiliates is a participating employer in any Plan under which more than one employer makes contributions as described in Sections 4063 and 4064 of ERISA.

          (c) None of the Borrower or any of its Affiliates is a participating employer in a multiemployer plan as defined in Section 4001 (a) of ERISA, which participation could give rise to material withdrawal liability on the part of the Borrower, as the case may be under Subtitle E of Title IV of ERISA.

     For purposes of this Agreement, all references to "ERISA" shall be deemed to refer to the Employee Retirement Income Security Act of 1974 (including any sections of the Code) as heretofore amended and as it may hereafter be amended or modified, and all regulations promulgated thereunder, and all references to the Borrower in this Section 3.15, or in any other Section of this Agreement relating to ERISA, shall be deemed to refer to the Borrower and all other entities which are part of a Controlled Group with respect to the Borrower.

     SECTION 3.16. OTHER REGULATION.

     The Borrower is not subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or any federal or state statute or regulations limiting its ability to incur Indebtedness.

     SECTION 3.17. COMPLIANCE WITH SECURITIES LAWS.

     All offers and sales of securities of the Borrower have been made in material compliance with all applicable federal and state securities laws, including without limitation the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended.

     SECTION 3.18. SOLVENCY.

     The Borrower is solvent and is not the subject of bankruptcy insolvency proceedings.

     SECTION 3.19. SUBSIDIARIES OR AFFILIATES.

     The Borrower does not have any Subsidiary or Affiliate other than as set forth in Schedule 3.19.

                                   ARTICLE 4.
                              CONDITIONS PRECEDENT

     SECTION 4.1. CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF THIS AGREEMENT.

     The effectiveness of this Agreement and the obligations of the Bank hereunder shall be subject to the following conditions precedent:

          (a) the Borrower will have executed and delivered this Agreement and the Note;

          (b) the Borrower will have executed and delivered to the Bank the First Amendment to the Year 2000 Agreement and the Second Amendment to the 1997 Agreement;

          (c) the Borrower will have otherwise fully complied with all of the terms and conditions of the Loan Documents;

          (d) the Borrower will have delivered to the Bank the following, in form and substance acceptable to the Bank:

               (i) a copy of the certificate of incorporation of Borrower certified by the Secretary of State of Delaware;

               (ii) a copy of the bylaws of the Borrower certified by its Secretary;

               (iii) a copy of resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance by the Borrower of (i) this Agreement, any Note, the Loan Documents and all instruments and documents provided for herein or therein, (ii) the First Amendment to Year 2000 Agreement, and (iii) the Second Amendment to the Year 1997 Agreement, certified by the Secretary of the Borrower;

               (iv) a good standing certificate for the Borrower, dated as of a date not more than ten (10) days prior to the Closing Date from the Secretary of State of the State of Delaware;

               (v) an incumbency certificate with respect to the officers of the Borrower, Certified by its Secretary; and

               (vi) evidence that Borrower is qualified to do business in the State of Washington and is in good standing as a foreign corporation in such state.

          (e) the legal counsel of the Borrower will have delivered to the Bank such legal counsel's favorable legal opinion as to the due organization, existence, qualification to do business, and good standing of the Borrower, the due authorization, execution and enforceability of this Agreement, the other Loan Documents, the First Amendment to Year 2000 Agreement and the Second Amendment to Year 1997 Agreement, the absence of pending and threatened litigation, the non-contravention of other documents, instruments, laws, and regulations, and such other matters as the Bank may reasonably require, in form and substance reasonably satisfactory to the Bank;

          (f) the Bank shall have received all fees and expenses (including, without limitation, Bank's reasonable legal fees and expenses incurred in the negotiation and preparation of the Loan Documents, the First Amendment to Year 2000 Agreement and the Second Amendment to Year 1997 Agreement, and any other fees and expenses of the Bank for UCC searches or filing fees) required to be paid to Bank on or before the Closing Date; and

          (g) all representations and warranties of the Borrower contained herein are true and correct in all material respects as of the Closing Date and Borrower will have executed and delivered to Bank such certificates with respect thereto as Bank may reasonably require.

     SECTION 4.2. CONDITIONS PRECEDENT TO DISBURSEMENTS.

     The obligation of the Bank to make Disbursements shall be subject to the following conditions precedent:

          (a) the Borrower shall have obtained Certificates of Deposit with the Bank under the terms and conditions of Section 2.10;

          (b) all representations and warranties of the Borrower contained herein shall be true and correct in all material respects as of the proposed date of Disbursement and the Borrower shall have executed and delivered to the Bank such certificates with respect thereto as the Bank may reasonably require;

          (c) the Borrower shall have complied with each and every condition and covenant set forth in this Agreement, including, without limitation, those set forth in Section 2.2 and Section 2.10; and

          (d) no Event of Default has occurred or is continuing, and no event has occurred or is existing, which with the giving of notice or passage of time or both, would constitute an Event of Default.

                                   ARTICLE 5.
                              AFFIRMATIVE COVENANTS

     So long as the Borrower is indebted to the Bank hereunder, and until payment in full of the Note and full and complete performance of all of its other obligations arising hereunder (except for the Borrower's obligations under Section 5.7 or Section 9.1 to indemnify the Bank under certain circumstances following the payment of the Note), the Borrower shall in all material respects:

     SECTION 5.1. BOOKS AND RECORDS.

     Keep proper books of record and account in a manner reasonably satisfactory to the Bank in which entries (which shall be true and correct in all material respects) shall be made of all dealings or transactions in relation to its business and activities.

     SECTION 5.2. PERFORM OBLIGATIONS.

     Pay and discharge all of its obligations and liabilities including, without limitation, all taxes, assessments and governmental charges upon its income and properties, when due, unless and to the extent only that such obligations, liabilities, taxes, assessments and governmental charges are contested in good faith and by appropriate proceedings and that, to the extent required by GAAP then in effect, proper and adequate book reserves relating thereto are established by the Borrower, and provided that the Borrower has provided such security or other assurances as the Bank reasonably requests.

     SECTION 5.3. FEES AND EXPENSES.

     Pay within a reasonable period of demand: (i) all costs and expenses (including, without limitation, reasonable legal fees, filing fees and UCC search fees) of the Bank in connection with the preparation, execution and delivery of this Agreement, and the other Loan Documents; (ii) all reasonable costs and expenses of the Bank in enforcing the Borrower's performance of and compliance with all agreements and conditions contained in the Loan Documents on its part to be performed or complied with or in connection with the negotiation, preparation and execution and delivery of any amendment, modification or supplement of or to, or any consent or waiver under, any such document in each case which is executed by the Borrower (or any such instrument which is proposed by the Borrower but not executed and delivered) or relating to any claim or action threatened, made or brought against the Bank arising out of or relating to any extent to the Loan Documents, or the transactions contemplated hereby or thereby; (iii) all reasonable costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) suffered or incurred by the Bank in connection with the enforcement or the payment of the Note or any other sum due to it under any of the other Loan Documents or any of its other rights hereunder or thereunder; and (iv) any and all reasonable costs and expenses incurred by Bank in conducting lien searches, UCC searches or other due diligence investigations which the Bank reasonably determines are necessary to monitor the Borrower's performance hereunder and which are incurred after the Closing Date; notwithstanding the foregoing, Borrower shall not be liable for lost profits or consequential damages solely by virtue of the provisions of this
Section 5.3.

     SECTION 5.4. MAINTENANCE OF EXISTENCE; CONDUCT OF BUSINESS.

     Preserve and maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business except for transfers (including, without limitation, transfers in the form of paid-up licenses) for reasonably equivalent value in the normal course of its business. The Borrower shall comply in all material respects with all applicable laws, rules, regulations, orders, writs, decrees and judgments and its charter and bylaws, and with the material terms of all mortgages, indentures, leases, contracts and other agreements and instruments binding upon the Borrower. The Borrower will continue to engage in business of the same general type as now conducted by the Borrower.

     SECTION 5.5. INSURANCE.

     Maintain with financially sound and reputable insurers insurance with respect to its properties and business against such liabilities, casualties and contingencies and of such types and in such amounts as shall be customary for businesses engaged in similar activities in similar geographic areas. Without limiting the foregoing, the Borrower will (i) keep all of its physical property insured against fire and extended coverage risks in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, (ii) maintain all such workers' compensation or similar insurance as may be required by law, and (iii) maintain, in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims for bodily injury, death or property damage occurring on, in or about the properties of the Borrower, business interruption insurance and product liability insurance.

     SECTION 5.6. CERTAIN TAXES.

          (a) If, under any law in effect on the date hereof, or under any law subsequently enacted which law is applicable during the term of this Agreement, it is determined that any U.S. federal, state or local tax is payable in respect of the issuance of the Note, or in connection with the filing or recording of any assignments, mortgages, financing statements, or other documents (whether measured by the amount of indebtedness secured or otherwise) as contemplated by this Agreement, then the Borrower shall pay any such tax and all interest and penalties thereon, if any, and shall indemnify the Bank against and save it harmless from any loss or damage resulting from or arising out of the nonpayment or delay in payment of any such tax.

          (b) If any such tax or taxes shall be assessed or levied against the Bank or any other holder of the Note, the Bank, or such other holder, as the case may be, may notify the Borrower and make immediate payment thereof, together with interest or penalties in connection therewith, and will thereupon be entitled to and shall receive immediate reimbursement therefor from the Borrower.

          (c) Notwithstanding any other provision contained in this Agreement, the covenants and agreements of the Borrower in this Section 5.6 will survive for two (2) years following the payment of the Note and the termination of this Agreement.

     SECTION 5.7. USE OF PROCEEDS.

     The Borrower will not use any of the proceeds of such Loans, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of purchasing or carrying or trading in any securities under such circumstances as to involve the Borrower or the Bank in a violation of Regulation G, T, U or X issued by the Federal Reserve Board.

                                   ARTICLE 6.
                         DELIVERY OF FINANCIAL REPORTS,
                         DOCUMENTS AND OTHER INFORMATION

     So long as the Borrower is indebted to the Bank hereunder and until payment in full of the Note and full and complete performance of all of its other obligations arising hereunder, the Borrower shall deliver to the Bank:

     SECTION 6.1. ANNUAL FINANCIAL STATEMENTS.

     Annually, as soon as available, but in any event within one hundred (100) days after the last day of the fiscal year, the balance sheet of the Borrower as of such last day of the fiscal year and statements of operations, stockholders' equity and cash flows, for such fiscal year, on a consolidated basis, prepared in accordance with generally accepted accounting principles consistently applied, in reasonable detail, audited and opined on by independent public accountants reasonably satisfactory to the Bank (which audit opinion shall contain no qualification unsatisfactory to the Bank), to present fairly the financial position and the results of operations of the Borrower as of the end of such fiscal year and to have been prepared in accordance with generally accepted accounting principles; provided, that delivery by the Borrower of a copy of its Form 10-K shall be deemed compliance with this Section 6.1.

     SECTION 6.2. QUARTERLY FINANCIAL STATEMENTS.

     As soon as available, but in any event within fifty (50) days after the end of each fiscal quarter ended on the last day of each March, June and September, balance sheets for the Borrower as of the last day of each such quarter and statements of operations, and cash flows, for such quarter, all in reasonable detail and on a consolidated basis. Each such statement shall be certified on behalf of the Borrower by the Borrower's controller, director of finance or chief financial officer as fairly presenting the financial position and the results of operations of the Borrower as of the end of such fiscal quarter and as having been prepared in accordance with generally accepted accounting principles consistently applied (subject to normal adjustments); provided, that delivery by the Borrower of copy of its Form 10-Q shall be deemed compliance with this Section 6.2.

     SECTION 6.3. MONTHLY ACTUAL CASH BURN CERTIFICATES.

     Not later than the 20th day of each calendar month, a certificate, certified on behalf of the Borrower by the Borrower's controller, director of finance or chief financial officer, showing the Actual Cash Burn for the previous calendar month, containing such detail respecting use of Cash and Cash Equivalents and respecting Cash and Cash Equivalents on hand as the Bank may reasonably request.

     SECTION 6.4. 10Q AND 10K FILINGS.

     Promptly after its Form 10-Q is released to the public (which in all events shall be within forty-five (45) days after the end of the fiscal quarters ended March, June and September or, if later, the date of the filing of the Form 10-Q with the Securities and Exchange Commission), a copy of each Form 10-Q; and, each year promptly after its Form 10K is released to the public (which in all events shall be within one hundred twenty (120) days after the end of the Borrower's fiscal year), a copy of its Annual Report to Stockholders along with its Form 10K.

     SECTION 6.5. OTHER INFORMATION.

     Promptly after a written request therefor, such other financial data or information evidencing compliance with the requirements of this Agreement and the other Loan Documents as the Bank may reasonably request from time to time.

     SECTION 6.6. NO EVENT OF DEFAULT CERTIFICATE.

     At the same time as it delivers the Financial Statements required under the provisions of Sections 6.1 -- "Annual Financial Statements" and 6.2 -- "Quarterly Financial Statements," a certificate of the Borrower signed on its behalf by an Authorized Signatory or its director of finance, to the effect that, to the best of the Borrower's knowledge, no Event of Default hereunder has occurred or, if such cannot be so certified, specifying in reasonable detail the exceptions, if any, to such statement.

     SECTION 6.7. NOTICES.

          (a) DEFAULT. As soon as possible and in any event within seven (7) days after the Borrower has knowledge of the occurrence or existence of any event which with the giving of notice or passage of time or both, would constitute an Event of Default, the statement of the Borrower setting forth details of such event and the action which the Borrower proposes to take with respect thereto.

          (b) LITIGATION AND JUDGMENTS. Promptly after obtaining knowledge thereof, written notification of any litigation or legal proceedings instituted against the Borrower, regardless of the subject matter thereof, having claims or amounts in controversy of more than $1,000,000 in the aggregate at any one time.

                                   ARTICLE 7.
                               NEGATIVE COVENANTS

     So long as the Borrower is indebted to the Bank hereunder, and until payment in full of the Note and full and complete performance of all of its other obligations arising hereunder (except for the Borrower's obligations under Sections 5.6 or Section 9.1 to indemnify the Bank under certain circumstances following the payment of the Note), the Borrower shall not do, or permit to be done, any of the following:

     SECTION 7.1. LIENS.

     Without the Bank's consent, create or assume or permit to exist, any Lien upon or with respect to any of its assets, or assign or otherwise convey any right to receive income except the following Liens ("Permitted Liens"):

          (a) Liens in favor of the Bank;

          (b) Liens for taxes, assessments or governmental charges or levies on property of the Borrower if the same shall not at the time be delinquent or thereafter can be paid without interest or penalty or are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves have been made ("General Tax Liens");

          (c) Liens imposed by law, such as carrier's, warehousemen's and mechanic's liens and other similar Liens arising in the ordinary course of business for sums not yet due or which are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves have been made;

          (d) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

          (e) judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

          (f) Permitted Purchase Money Liens (including, without limitation, Liens arising in connection with equipment leases);


          (g) rights of other parties under technology licenses from the Borrower granted in connection with the development, manufacture or marketing of pharmaceutical or other products, or otherwise in the ordinary course of business;

          (h) rights of the United States government in certain technology, the development of which is or was funded in whole or in part by the United States government; and

          (i) security deposits under leases of the Borrower's premises, any interest or title of a lessor secured by a lessor's interest under any such lease, or any leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries to which the property subject to such lease or sublease relates; and

          (j) other Liens securing indebtedness of not more than $500,000.


     SECTION 7.2. CHANGES IN BUSINESS; MERGER OR CONSOLIDATION; DISPOSITION OF ASSETS.

     Without the Bank's consent which shall not be unreasonably withheld and which shall be granted or denied within a commercially reasonable period:

          (a) Consolidate with, merge into or convey or transfer its properties substantially as an entirety to, any Person, except that the Borrower may participate in any merger in which the Borrower is the surviving entity so long as after giving effect to such merger the Borrower remains in compliance with all covenants and conditions of this Agreement.

          (b) Make any material change in the nature of its business as presently conducted, or in the nature of its operations as presently conducted, or liquidate or dissolve itself (or suffer any liquidation or dissolution).

          (c) Effect any disposition of all or substantially all of its assets (whether in one or more transactions) except that (i) the Borrower may dispose of obsolete or worn out equipment, (ii) the Borrower may replace equipment with upgraded equipment and may thereafter dispose of the equipment so upgraded and replaced, (iii) the Borrower may engage in research and development transactions (each, an "R&D Transaction") involving the licensing of the Borrower's rights in certain technology to other persons, provided that Borrower receives fair market consideration for such licensing and, provided that after giving effect to each such R&D Transaction, the Borrower remains in compliance with all covenants and conditions of this Agreement; and (iv) dispose of other assets in the ordinary course of Borrower's business provided that Borrower receives equivalent value on such disposition of assets.

     SECTION 7.3. VIOLATION OF AGREEMENT.

     Take any action the effect of which would constitute a material breach or violation of any provision of this Agreement.

                                   ARTICLE 8.
                                EVENTS OF DEFAULT

     SECTION 8.1. EVENTS OF DEFAULT.

     If any one or more of the following events ("Event of Default") shall occur and be continuing, the entire unpaid balance of the principal of and interest on the Note and all other obligations and Indebtedness of the Borrower to the Bank arising hereunder and under the other Loan Documents, including without limitation any required payments under Section 2.5 and Funding Losses, will (i) in the case of any Event of Default of the types referred to in subparagraph (e) below, immediately become due and payable without notice and (ii) in the case of any other Event of Default, immediately become due and payable upon written notice to that effect given to the Borrower by the Bank, without presentment or demand for payment, notice of non-payment, protest or further notice or demand of any kind, all of which are expressly waived by the Borrower. Upon an Event of Default, the Bank shall have the rights and remedies provided for herein, including without limitation such rights and remedies with respect to the Certificates of Deposit as provided in Section 2.10, and in the other Loan Documents and under applicable law and in equity, and the rights and remedies provided for herein shall be cumulative and in addition to the rights and remedies provided for therein. Notwithstanding anything herein to the contrary, any obligation of the Bank to fund the Loan during the Availability Period shall terminate upon the occurrence of an Event of Default. Each of the following shall constitute an Event of Default:

          (a) Failure by the Borrower to make any payment when due of any amount of principal or interest payable under the Loan Documents or any other credit or loan facility between the Borrower and the Bank, which failure is not cured within five (5) days of the occurrence thereof, or failure by the Borrower to make any payment of any other amount payable under the Loan Documents within five (5) days of written notice of such amount being due and payable.

          (b) Failure by the Borrower to make any mandatory payments under any borrowing agreement (other than the Loan Documents) to which the Borrower is a party within any applicable grace period provided in such agreement or any other default by the Borrower under any such borrowing agreement and the failure of the Borrower to cure such default within any applicable grace period, provided that no Event of Default will be deemed to have occurred under this paragraph
(b) with respect to any indebtedness under any borrowing agreement if payment of such indebtedness, after notice thereof having been given to the Bank, is being contested by the Borrower in good faith and by appropriate proceedings and such contest operates to prevent the other party to such agreement from exercising its remedies against the Borrower or any of its properties and the amount in dispute is in the aggregate less than $250,000.

          (c) Failure by the Borrower to perform or observe any material term, condition or covenant of this Agreement, any of the Loan Documents, or any other loan or credit agreement between the Borrower and the Bank, which failure (other than a failure which by its nature is not capable of cure and other than a failure to perform or observe any term, condition or covenant referred to or set forth in Subparagraphs (a) and (b) above) is not cured within thirty (30) days of the occurrence thereof.

          (d) Any representation or warranty made in writing to the Bank in any of the Loan Documents or in connection with the making of the Loan or a certificate, statement or report made or delivered pursuant to this Agreement, or in any other loan or credit agreement or facility made by the Bank to the Borrower, will have been false or misleading in any material respect when made or delivered.

          (e) The Borrower makes an assignment for the benefit of creditors, files a petition for bankruptcy, petitions or applies to any tribunal for the appointment of a receiver, custodian, or any trustee for it or a substantial part of its assets, or commences any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or there will have been filed any such petition or application, or any such proceeding has been commenced against it, which remains undismissed for a period of sixty
(60) days or more; or any order for relief is entered in any such proceeding; or the Borrower by any act or omission indicates its consent to, approval of or acquiescence in any such petition, application or proceeding or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties; or the Borrower suffers any custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more.

          (f) Any single judgment of $1,000,000 or more or a combination of unsecured judgments aggregating $1,000,000 or more against the Borrower not covered by insurance or any attachment or levy of execution against any substantial part of the Borrower's properties for any amount (not covered by insurance) remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days or more.

          (g) Any Loan Document ceases to be in full force and effect in all material respects for any reason (other than due to the payment in full of all amounts secured or evidenced thereby or due to discharge in writing by the
Bank).

          (h) Failure of the Borrower to maintain Certificates of Deposit with the Bank as required by Section 2.10.

          (i) Failure by the Borrower, at any time, to maintain a Net Cash Level at least equal to: (A) during each of the fiscal years ending on December 31, 2001 and December 31, 2002, the greater of [1] $37,500,000 or [2] the sum of [a] the then outstanding principal balance of the Aggregate Bank Debt, plus [b] the immediately preceding four months' Actual Cash Burn, plus [c] an amount equal to the Interest Reserve, plus [d] Restricted Cash, less [e] an amount equal to the Bank Secured Funds and (B) during each of the fiscal years ending on December 31, 2003, December 31, 2004 and December 31, 2005, the greater of [1] $22,500,000 or [2] the sum of [a] the then outstanding principal balance of the Aggregate Bank Debt, plus [b] the immediately preceding four months' Actual Cash Burn, plus [c] an amount equal to the Interest Reserve, plus [d] Restricted Cash, less [e] an amount equal to the Bank Secured Funds.

          (j) After the Closing Date, there is a material adverse change in the business or financial condition of the Borrower.

                                   ARTICLE 9.
                            MISCELLANEOUS PROVISIONS

     SECTION 9.1. INDEMNITY; ADDITIONAL FEES

     The Borrower shall indemnify Bank against, and hold it harmless from, any loss, liabilities, damages, claims, and reasonable costs and expenses (including reasonable attorneys' fees and disbursements) suffered or incurred by the Bank arising out of or resulting from the Loan Documents, or any transaction contemplated thereby, except an indemnified party shall not be entitled to indemnification for any such loss arising solely from the indemnified party's own gross negligence or willful misconduct. The provisions of this Section 9.1 will survive for a period of three (3) years following the repayment of the Note and the termination of this Agreement.

     SECTION 9.2. SURVIVAL OF AGREEMENTS AND REPRESENTATION.

     All agreements, representations and warranties made herein will survive the delivery of the Loan Documents.

     SECTION 9.3. MODIFICATIONS, CONSENTS AND WAIVERS.

     No modification, amendment or waiver of or with respect to any provision of the Loan Documents, nor consent to any departure by a party from any of the terms or conditions thereof shall in any event be effective unless it is in writing and signed by the party against whom such modification, amendment, waiver or consent is sought to be enforced. Any such waiver or consent will be effective only in the specific instance and for the purpose for which given. No consent to or demand on the Borrower in any case will, of itself, entitle it to any other or further notice or demand in similar or other circumstances.

     SECTION 9.4. ENTIRE AGREEMENT.

     This Agreement and the other Loan Documents embody the entire agreement and understanding between the Bank and the Borrower and supersede all prior agreements and understandings relating to the subject matter hereof.

     SECTION 9.5. REMEDIES CUMULATIVE.

     Each and every right granted to the Bank hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, is cumulative and may be exercised from time to time. No failure on the part of the Bank or the holder of the Note to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor will any single or partial exercise of any right preclude any other or future exercise thereof or the exercise of any other right.

     SECTION 9.6. FURTHER ASSURANCES.

     At any time and from time to time, upon the reasonable request of the Bank, the Borrower shall execute, deliver and acknowledge or cause to be executed, delivered and acknowledged such further documents and instruments and do such other acts and things as the Bank may reasonably request to fully effect the purposes of the Loan Documents and any other agreements, instruments and documents delivered pursuant to the Loan Documents or in connection with the Loan.

     SECTION 9.7. NOTICES.

     All notices, requests, reports and other communications pursuant to this Agreement must be in writing, either by letter (delivered by hand or commercial delivery service or sent by certified mail, return receipt requested, except for routine reports which may be by ordinary first class mail) or facsimile or telecopier, addressed as follows:

    If to Borrower:           Corixa Corporation
                              1124 Columbia Street, Suite 464
                              Seattle, WA 98104
                              Attn: Ms. Michelle Burris
                              Telephone: (206) 667-5720
                              Facsimile: (206) 667-5715

    if to Borrower's counsel: Orrick Herrington & Sutcliffe LLP
                              701 5th Avenue, Suite 6500

                              Seattle, Washington 98104
                              Attn: Steve Graham
                              Telephone: (206) 839-4300
                              Facsimile: (206) 839-4301

    If to Bank:               BNP Paribas
                              San Francisco Branch
                              180 Montgomery Street, Third Floor
                              San Francisco, CA 94104
                              Attn: Katherine Wolfe, Vice President
                              Telephone: (415) 772-1330
                              Facsimile: (415) 296-8954

    If to Bank's Counsel:     Nixon Peabody LLP
                              Two Embarcadero Center, Suite 2700
                              San Francisco, CA 94111-3996
                              Attn: Harry Pfeifer
                              Telephone: (415) 984-8402
                              Facsimile: (415) 984-8300


Any notice, request or communication hereunder will be deemed to have been given
(i) on the day on which it is delivered by hand to such party at its address specified above, (ii) if sent by mail, on the third (3rd) Business Day following the day it was deposited in the mail, postage prepaid, or (iii) if sent by telecopy, when transmitted addressed as aforesaid on a Business Day during normal business hours and receipt is confirmed, on such Business Day. Any party may change the person or address to whom or which notices are to be given hereunder, by notice duly given hereunder, provided, however, that any such notice will be deemed to have been given hereunder only when actually received by the party to which it is addressed.

     SECTION 9.8. CONSTRUCTION; GOVERNING LAW.

          (a) The headings used in this Agreement and the table of contents are for convenience only and will not be deemed to constitute a part hereof. Any uses herein of the masculine gender or of singular or plural terms will be deemed to include uses of the feminine or neuter gender or plural or singular terms, as the context may require. All references herein (including the definitions set out in Appendix A hereto) to any agreements shall be to such agreement as amended or modified to the date of reference. All references to a particular entity shall include a reference to such entity's successors and permitted assigns. The words "herein," "hereof" and "hereunder" refer to this Agreement as a whole and not to any particular section or subsection of this Agreement. "Including" means "including, without limitation".

          (b) THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REFERENCE TO ITS CONFLICT OF LAWS RULES.

     SECTION 9.9. WAIVER OF JURY TRIAL.

     EACH OF THE BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, ANY LOAN DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE BORROWER OR THE BANK. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK PROVIDING THE LOAN DESCRIBED HEREIN.

     SECTION 9.10. JURISDICTION.

          (a) Each of the Borrower and the Bank hereby irrevocably and unconditionally submits, for itself and its property, to service of process (directly or on an agent) in California to the nonexclusive jurisdiction of any California state court or Federal court of the United States of America in each case sitting in San Francisco, and any appellate court handling an appeal from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Agreement, or for recognition or enforcement of any judgment, and the Borrower and the Bank hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in such California state or, to the extent permitted by law, in such Federal court. Each of the Borrower and the Bank agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that a party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Agreement against any other party or its respective properties in the court of any jurisdiction.

          (b) Each of the Borrower and the Bank hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any such California state or Federal court. Each of the Borrower and the Bank hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     SECTION 9.11. RELATIONSHIP OF THE BORROWER AND THE BANK.

     The Borrower and the Bank agree that nothing contained in this Agreement or any other document executed in connection with the Loan is intended or shall be construed to establish the Borrower and the Bank as joint venturers or partners; and the Borrower hereby indemnifies and agrees to hold the Bank, its officers, directors, agents and employees harmless from any and all damages resulting from such a construction of the relationship of the parties hereto, except any such damage arising solely from the Bank's own gross negligence or willful misconduct.

     SECTION 9.12. SEVERABILITY.

     The provisions of this Agreement are severable, and if any clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability will affect only such clause or provision, or part thereof, in such jurisdiction and will not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Agreement in any jurisdiction. Each of the covenants, agreements and conditions contained in this Agreement is independent and compliance by the Borrower with any of them will not excuse noncompliance by the Borrower with any other.

     SECTION 9.13. BINDING EFFECT: ASSIGNMENT.

          (a) This Agreement will be binding upon and inure to the benefit of the Borrower and its successors and its assigns as permitted herein and to the benefit of the Bank and its successors and assigns.

          (b) The rights and obligations of the Borrower under this Agreement may not be assigned or delegated without the prior written consent of the Bank, and any purported assignment or delegation without such consent shall be void.

          (c) The Bank, with the consent of the Borrower, which consent shall not be unreasonably denied may at any time assign or grant participations to any other Person in all or part of its rights and obligations under the Loan Documents; provided, however, that no such assignment or participation may be made or shall be effective unless the Bank shall have delivered prior written notice thereof to the Borrower of the proposed effective date and amount of such assignment or participation and the identity of the proposed assignee or participant. Notwithstanding the foregoing, the Bank may at any time and without prior written notice to the Borrower, assign all or part of its rights and obligations under the Loan Documents to a related entity without the consent of the Borrower. The Bank shall be the agent of any participants for the purpose of the receipt and delivery of funds and notices under the Loan Documents.

     SECTION 9.14. COUNTERPARTS.

     This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same document.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                        CORIXA CORPORATION

                                        /s/ Greg Cox
                                        --------------------------------------
                                        By:    Greg Cox
                                        Title: Treasurer


                                        BNP PARIBAS, acting through its
                                        San Francisco Branch

                                        /s/ Pierre Nicholas Rogers
                                        --------------------------------------
                                        By: Pierre Nicholas Rogers


                                        Title: Managing Director

                                        /s/ Sandra F. Bertram
                                        --------------------------------------
                                        By: Sandra F. Bertram
                                        Title: Vice President

                           EXHIBIT A TO LOAN AGREEMENT
                                   DEFINITIONS

     The following words shall have the meanings specified below in the Section of the Agreement referred to below.

     "Actual Cash Burn" -- for a given calendar month, the amount (if any) by which the Borrower's total ordinary expenses (including, without limitation, research and development expenses) exceed its ordinary income (including realized gains from short-term and long-term investments but excluding funds received from the sale of assets, other than in the ordinary course of business, and funds received from the sale or issuance of securities of the Borrower).

     "Affiliate" -- as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). The term "Affiliate" shall not include any Person who controls another Person solely by virtue of such Person's position as a corporate officer or director of such other Person.

     "Aggregate Bank Debt" -- from time to time, the principal amount of all loans, advances and other credit facilities then outstanding made by the Bank to the Borrower, including without limitation the Loans outstanding under this Agreement and advances outstanding under the Year 2000 Agreement and the Year 1997 Agreement.

     "Agreement" -- is defined in the Preamble.

     "Applicable Margin" -- means one and one-half percent (1.50%).

     "Authorized Signatory" -- with respect to a corporation, any officer of such corporation.

     "Availability Period" -- the period commencing on the Closing Date and ending on the Availability Termination Date.

     "Availability Termination Date" -- means the earliest to occur of (a) the date on which the fourth Disbursement is made, (b) the date on which the maximum principal amount of the Loan ($7,500,000) in the aggregate is funded, or (c) January 31, 2002.

     "Bank" -- is defined in the Preamble.

     "Bank Secured Funds" -- all Borrower cash and deposited funds maintained at the Bank in which the Bank holds a valid, perfected and first priority security interest under this Agreement, the Year 2000 Agreement or the Year 1997 Agreement.

     "Borrower" -- is defined in the Preamble.

     "Borrower Obligations" -- means all payment and performance obligations of the Borrower to the Bank arising under this Agreement, the Note, and all other agreements between the Borrower and the Bank, whether such obligations are now existing and/or hereafter created or incurred under any presently existing agreement between the Bank and the Borrower (including this Agreement), and whether such obligations are due or not due, liquidated or unliquidated, contingent or current.

     "Business Day" -- a day when commercial banks in San Francisco, California and, in the case of setting the Reserve Adjusted Eurodollar Rate, London, England, are open for business with respect to transactions of the kind contemplated in this Agreement.

     "Cash and Cash Equivalents" -- liquid investments, consisting of cash and cash equivalents and other investments in investment grade securities, that are classified on the Borrower's consolidated balance sheet as current, non-current, long-term or restricted.

     "Certificate of Deposit" -- one or more time certificates of deposit issued by the Bank to the Borrower in connection with this Agreement, together with the proceeds and products thereof.

     "Closing Date" -- August 3, 2001.

     "Code" -- the Internal Revenue Code of 1986, as amended.

     "Commitment Fee" is defined in Section 2.8.

     "Controlled Group" all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under
Section 414(b), 414(c) or 414(m) of the Code and Section 4001(a)(2) of ERISA.

     "Default" -- means an event which with the passage of time or the giving notice or both would constitute an Event of Default.

     "Default Rate" -- is defined in Subsection 2.7(d).

     "Disbursement" -- a disbursement of available proceeds of the Loan.

     "Election Notice" -- is defined in Subsection 2.4(a).

     "ERISA" -- is defined in Section 3.15.

     "Eurocurrency Reserve Percentage" -- with respect to each Interest Period, a percentage (expressed as a decimal) equal to the percentage (if any) in effect two Business Days prior to the first day of such Interest Period, as prescribed by the F.R.S. Board, for determining reserve requirements applicable to "Eurocurrency liabilities" pursuant to Regulation D or any other then applicable regulation of the F.R.S. Board which prescribes reserve requirements applicable to "Eurocurrency liabilities," as presently defined in said Regulation D. For purposes of this definition, Eurodollar Rate Loan Portions hereunder shall be deemed to be "Eurocurrency liabilities" as defined in said Regulation D.

     "Eurodollar Rate" -- for any Eurodollar Rate Loan Portion, with respect to the applicable interest Period relating to such Eurodollar Rate Loan Portion, the rate per annum (rounded up to the next whole multiple of 1/16 of 1% if the rate per annum is not a whole multiple of l/16 of 1%) equal to the rate at which United States dollar deposits are offered to the Bank in the London interbank Eurodollar market as of approximately 11:00 a.m., London, England time, on the second Business Day prior to the first day of such Interest Period for delivery in immediately available funds on the first day of such Interest Period for the number of days in such Interest Period and in an amount equal to the amount of the Eurodollar Rate Loan Portion.

     "Eurodollar Rate Loan Portion -- any portion of the Loan which bears interest at the Reserve Adjusted Eurodollar Rate plus the Applicable Margin for the applicable Interest Period.

     "Event of Default" -- is defined in Section 8.1.

     "Federal Funds Rate" -- means, for any day, the weighted average of the rates on overnight Federal funds transactions between members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such transactions on such day obtained by the Bank from three Federal funds brokers of recognized standing selected by it.

     "Financial Statements" -- (a) the audited consolidated balance sheet and consolidated statements of operations, shareholders' equity and cash flows of Borrower for the fiscal year then ended, together with the unqualified opinion of the independent public accountants preparing such statements; and (b) the quarterly unaudited consolidated balance sheet and unaudited consolidated statements of operations, and cash flows for Borrower for the fiscal quarters ended March, June, September and December, certified as to accuracy by the Chief Financial Officer or director of finance of Borrower.

     "First Amendment to Year 2000 Agreement" -- that certain First Amendment to Loan Agreement, dated as of August 3, 2001, between the Borrower and the Bank with respect to the Year 2000 Agreement.

     "Funding Losses" -- is defined in Section 2.9.

     "GAAP" -- generally accepted accounting principles.

     "General Tax Liens" -- is defined in Subsection 7.1(b).

     "Indebtedness" -- with respect to any Person, all:

          (a) indebtedness, liabilities or other obligations of such Person for borrowed money or for the deferred purchase price of property or services (excluding all operating lease obligations and trade accounts payable and accrued obligations incurred in the ordinary course of business) as determined in accordance with generally accepted accounting principles consistently applied and any other contingent liabilities of such Person;

          (b) indebtedness, liabilities or obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

          (c) reimbursement and other obligations of such Person in respect of letters of credit and bankers acceptance and all net obligations in respect of interest rate swaps, caps, floors and collars, currency swaps, and other similar financial products;

          (d) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person;

          (e) obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases; and

          (f) indebtedness of another Person of the types referred to in clauses
     (a) through (e) guaranteed directly or indirectly in any manner by the Person for whom Indebtedness is being determined, or in effect guaranteed directly or indirectly by such Person through an agreement to purchase or acquire such indebtedness, to advance or supply funds for the payment or purchase of such indebtedness or otherwise assure a creditor against loss, or secured by any Lien upon or in property owned by the Person for whom Indebtedness is being determined, whether or not such Person has assumed or become liable for the payment of such indebtedness of such other Person.

     "Initial Notice" -- is defined in Subsection 2.2.

     "Intellectual Property Rights" -- is defined in Section 3.11.

     "Interest Differential" -- with respect to (i) any prepayment of a Eurodollar Rate Loan Portion on a day other than the last day of the applicable Interest Period or (ii) the failure to draw down, continue or convert to a Eurodollar Rate Loan Portion on the first day of the applicable Interest Period identified in an Initial Notice or Election Notice, the difference between: (a) the per annum interest rate payable with respect to such Eurodollar Rate Loan Portion as of the date of such prepayment or failure and (b) the Reserve Adjusted Eurodollar Rate plus the Applicable Margin which the Bank determines would be payable with respect to such Eurodollar Rate Loan Portion on, or as near as practicable to, the date of such prepayment or failure. The determination of the Interest Differential by the Bank shall be conclusive in the absence of manifest error.

     "Interest Payment Date" -- (a) with respect to any Prime Rate Loan Portion, the last Business Day of each calendar month, (b) with respect to any Eurodollar Rate Loan Portion, the last day of each applicable Interest Period and, if such Interest Period is longer than three (3) months, also on the last day of each three (3) month period during such Interest Period (with the first such three month period commencing on the first day of the applicable Interest Period); and (c) for any Loan Portion, the date that the Loan Portion is due by either the occurrence of Maturity Date or an Event of Default having occurred and the maturity of the Loan having been accelerated pursuant to the terms of the Loan Documents.

     "Interest Period" -- as to any Eurodollar Rate Loan Portion, the period commencing on the date of the initial funding of such Eurodollar Rate Loan Portion or the last day of the immediately preceding Interest Period for any Eurodollar Rate Loan Portion that is to be continued as a Eurodollar Rate Loan Portion and ending, with respect to such Eurodollar Rate Loan Portion, on the numerically corresponding day (or if there is no numerically corresponding day, on the last day), in the calendar month that is one, two, three, six or, if available, twelve months thereafter, in each case as the Borrower may elect in the Election Notice; provided however, that (a) no Interest Period with respect to any Eurodollar Rate Loan Portion shall end later than the Maturity Date, (b) if an Interest Period would end on a day that it is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding day would fall in the next calendar month, in which case, such Interest Period shall end on the immediately preceding Business Day, (c) interest shall accrue from and including the first day of an Interest Period to but excluding the last Business Day of such Interest Period, and (d) in the event of continuation of any Eurodollar Rate Loan Portion, the Borrower may elect a Eurodollar Rate period other than one, two, three, six or twelve months as may be necessary to match the Eurodollar Rate Loan Portion with any Principal Payment Date.

     "Interest Reserve" -- as of any date of determination, the amount equal to interest that would accrue, at the applicable interest rates, over the next twelve (12) months on an amount equal to the principal balance of (a) the Loans outstanding under the Agreement on such date of determination, (b) the advances outstanding under the Year 2000 Agreement on the date of such determination, and
(c) the advances outstanding under the Year 1997 Agreement on the date of such determination.

     "IRS" -- is defined in Subsection 3.15(a).

     "Lien" -- any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement and any lease in the nature of a security interest or lien).

     "Loan" -- is defined in Section 2.1.

     "Loan Documents" -- this Agreement, the Note, and all other documents executed and delivered in connection herewith or therewith, including all amendments, modifications and supplements of or all such documents.

     "Loan Portion" -- as the circumstances or context warrants, the portion of the Loan which is a Eurodollar Rate Loan Portion, or Prime Rate Loan Portion.

     "Maturity Date" -- means that date which is the fourth anniversary of the Availability Termination Date.

     "Net Cash Level" -- the aggregate amount of the market value of Cash and Cash Equivalents less (i) restricted cash (but not including any amounts in the Certificates of Deposit which are restricted or pledged for the benefit of the
Bank), (ii) amounts which may be restricted in the future pursuant to existing or future agreements between the Borrower and third parties and (iii) and amounts pledged pursuant to agreements between the Borrower and third parties.

     "Note" -- is defined in Section 2.1.

     "PBGC" -- is defined in Subsection 3.15(a).

     "Permitted Liens" -- is defined in Section 7.

     "Permitted Purchase Money Liens" -- purchase money security interests in personal property acquired after the date hereof to secure purchase money Indebtedness, to the extent that the amount of money borrowed does not exceed the value of the personal property purchased, and the security interest granted does not extend beyond the personal property purchased.

     "Person" -- an individual, a corporation, a partnership, a joint venture, a limited liability company, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, a court, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

     "Plan(s)" -- is defined in Subsection 3.15(a) hereof.

     "Prime Rate" -- means the higher of (i) the sum of the Federal funds Rate plus .50% and (ii) the prime rate of the Bank as announced by the Bank, from time to time, such prime rate being the rate of interest used as a reference point from which the cost of credit to customers may be calculated and which is subject to change from time to time, with the Bank making loans bearing interest below, at or above its prime rate. The Prime Rate may change from time to time, and the interest payable on the Loan when calculated with reference to the Prime Rate shall fluctuate with changes in the Prime Rate. Any changes in the Prime Rate shall become effective, without prior notice, on the date on which the Prime Rate changes.

     "Prime Rate Loan Portion" -- any portion of the Loan which bears interest calculated on the basis of the Prime Rate.

     "Principal Payment Date" -- is defined in Section 2.7.

     "R&D Transaction" -- is defined in Subsection 7.2(c).

     "Regulatory Change" -- any change after the date of this Agreement in United States federal, state or local laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Bank of or under any United States federal, state, or local laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     "Reporting Period" -- a fiscal quarter of the Borrower

     "Reserve Adjusted Eurodollar Rate" -- with respect to any Eurodollar Rate Loan Portion for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

          Reserve Adjusted                 Eurodollar Rate
          Eurodollar Rate     =   ------------------------------------
                                  1 - Eurocurrency Reserve Percentage

     "Restricted Cash" -- all Cash or Cash Equivalents which is deemed restricted under GAAP or under procedures consistently applied by the Borrower.

     "Second Amendment to Year 1997 Agreement" -- that certain Second Amendment to Loan Agreement, dated as of August 3, 2001, between the Borrower and the Bank with respect to the Year 1997 Agreement.

     "Subsidiary" -- any person of which the Borrower owns directly or indirectly: (i) sufficient capital stock to enable it to elect at least a majority of the board of directors or similar managing body of such person, or
(ii) capital stock with rights under the charter documents of such Person to elect a director or similar managing official with the power to veto material business decisions and organizational changes.

     "Taxes" -- is defined in Subsection 2.11(a).

     "UCC" -- the Uniform Commercial Code in effect from time to time in the relevant jurisdiction.

     "Year 1997 Agreement" -- that certain Loan Agreement, dated as of December 29, 1997, between the Bank (as successor to The Sumitomo Bank, Limited) and the Borrower, as amended.

     "Year 2000 Agreement" -- that certain Loan Agreement, dated as of September 18, 2000, between the Borrower and the Bank, as amended.